Exhibit 10.12

LANDLORD: Hovey Realty Corporation
TENANT: Cazeault Solar & Home LLC

1.

Lease entered into this 31 day of October, 2006, by and between Hovey Realty Corporation, a Massachusetts corporation having its principal place of business at 63 Rogers Street, Gloucester, Massachusetts, herein after referred to as the "Landlord," and Cazeault Solar & Home LLC, of 2071 Main Street, Brewster, Massachusetts, 02631, Massachusetts, hereinafter referred to as the "Tenant".

DEMISED PREMISES

2.

The Landlord demises and lets unto Tenant, and Tenant leases and takes from Landlord for the term and upon the terms and conditions hereinafter set forth the premises at 90 — 92 Grove Street, Gloucester, Massachusetts (hereinafter referred to as "Demised Premises"), composed of an office and garage area, to include the parking area 3 parking spaces (to be delineated on the ground) diagonally across from said office or on the side of the building where the office is located, and to include the space for the placement of a small dumpster. Said office area contains approximately 1200 square feet of space, more or less. Said leased space is located within the last garage on 90-92 Grove Street, Gloucester, MA 01930.

COMMENCEMENT OF TERM

3.	The term of this lease shall commence on November 1, 2015

TERM OF DEMISE

4.A.The landlord shall lease to the Tenant the aforesaid premises for a term of two (2) years commencing in accordance with Paragraph 3; with an option for one additional year. Tenant shall notify the Landlord in writing at least 30 days before the end of the initial term of its intent to extend the lease period the additional year. Failure of the Tenant to provide written notification at least 30 days before the end of the first term shall mean that the tenant's option shall lapse, and this lease shall then terminate at the end of the first term.

RENT

5

The rent for the first year of November 1, 2016 through October 31, 2017, shall be One Thousand ($1,000.00) Dollars per month, due on the first day of each month. The rent for the second year from November 1, 2017 through October 31, 2018, shall be One Thousand Two Hundred ($1,200.00) Dollars per month. The rent for the third year from November 1, 2018, through October 31, 2019, shall be One Thousand Two Hundred ($1,200.00) Dollars per month, if the Tenant elects to extend the lease. All rent payments shall be made on the first day of each month

REAL ESTATE TAXES

6.	Not Applicable

UTILITIES

7.	Tenant shall be responsible for heat, electric current, telephone, alarm system cost and maintenance used by the Tenant upon Demised Premises.
8.	Tenant shall maintain all above-mentioned utilities and charges in its own name, holding Landlord harmless from all costs or charges for the above-mentioned services.
9.	Tenant shall be responsible and pay for all security deposits for the installation and maintenance for the above-mentioned services.
10.	Landlord shall be responsible for water and sewer charges assessed for the demised premises.

USE OF LEASED PREMISES

11.	Tenant shall use and occupy the leased premises only for the purpose of office space, and the garage space for the storage of the tenants products for sale.

COMPLIANCE WITH LAWS

12.

The Tenant acknowledges that no trade or occupation shall be conducted on the leased premises or use made thereof which will be unlawful, improper, noisy or offensive, or contrary to any law or any municipal bylaw or ordinance in force in the city or town in which the premises are situated.

Notwithstanding the fact that the Tenant is in compliance with the terms of this Paragraph 11(use of leased premises), Tenant shall still be obligated to comply and conform to the laws, and the duties and obligations set forth in this lease.

FIRE INSURANCE COVERAGE

13.

Tenant, at its sole expense, shall comply with all laws, orders, and regulations of Federal, State, County, and Municipal Authorities, and with any direction of any public officer or officers, pursuant to law, which shall impose any violation, order, or duty upon Tenant with respect to Demised Premises, or the use or occupation thereof; Tenant shall not do or permit to be done any act or thing upon said premises, which will invalidate or be in conflict with fire insurance policies covering the building of which Demised Premises form a part, and fixtures and property therein, and shall not do, or permit to be done, any act or thing upon said premises which shall or might subject Landlord to any liability or responsibility for injury to any person or persons or to property by reason of any business or operation being carried on upon said premises or for any other reason; and Tenant, at its sole expense, shall comply with all rules, orders, regulations, or requirements of the New England Fire Insurance Rating Association or any other similar body, and shall not do, or permit anything to be done, in or upon said premises, or bring or keep anything therein, except as now or hereafter permitted by the Fire Department, Board of Fire Underwriters, Fire Insurance Rating Organizations, or other authority having jurisdiction and then only in such quantity and manner of storage as not to increase the rate for fire insurance applicable to the building, or use the premises in a manner which shall increase the rate of fire insurance on the building of which Demised Premises form a part, or on property located therein over that in effect prior to this Lease.

If by reason of failure of Tenant to comply with the provisions of this paragraph including, but not limiting to, the mere use to which Tenant puts the premises, the fire insurance rate shall at the beginning of this Lease or at any time thereafter be higher than it otherwise would be, then Tenant shall reimburse Landlord, as additional rent hereunder, for that part of all fire insurance premiums thereafter paid by Landlord, which shall have been charged because of such failure or use by Tenant, and shall make such reimbursement upon the first day of the month following such outlay by Landlord. In any action or proceeding wherein Landlord and Tenant are parties, a schedule or "make up" of rate for the building or Demised Premises issued by the New England Fire Insurance Rating Association, or other body making fire insurance rates for said premises, shall be conclusive evidence of the facts therein stated and of the several items and charges in the fire insurance rate then applicable to said premises. Tenant shall not bring or permit to be brought or kept in or on the Demised Premises, any inflammable, combustible, or explosive fluid, material, chemical, or substance, or cause or permit any odors of cooking or other processes, or any unusual or other objectionable odors to permeate from the Demised Premises.

Notwithstanding the fact that the Tenant is in compliance with the terms of this Paragraph 12, Tenant shall still be obligated to comply and conform to the duties and obligations set forth in this lease.

TENANT'S INSURANCE

14.

The Tenant shall maintain, with respect to the leased premises and the property of which the leased premises are a part, at the Tenant's expense, comprehensive public liability insurance in the amounts of One Million Dollars and Workmen's Compensation Insurance on Tenant's employees, in responsible companies qualified to do business in Massachusetts and in good standing therein, insuring the Landlord as well as Tenant against injury to persons or damage to property as provided. The Tenant shall deposit with the Landlord certificates for such insurance at or prior to the commencement of the term, and thereafter within thirty (30) days prior to the expiration of any such policies. All such insurance certificates shall provide that such policies shall not be canceled without at least ten (10) days prior written notice to each assured named therein.

TENANT'S PERSONAL PROPERTY

15.

The Tenant shall be responsible for insuring and protecting all its personality, to include, but not limited to, its inventory, fixtures, equipment, books, accounts, and general tangible property located on the Demised Premises owned or controlled, directly or indirectly, by the Tenant.

INDEMNIFICATION: DAMAGE AND SNOW AND ICE

16.Tenant shall indemnify and hold Landlord harmless against all loss, damage, and expense (including attorneys' fees) at any time suffered or incurred by Tenant as a result of any demand, claim, cause of action, suit, judgment, execution and liability arising from or in connection with any injury, loss (1) while on the Demised Premises, or (2) as a result of any act or omission by Tenant or Tenant's agents, employees, guests, or invitees. Tenant agrees that, to the extent permitted by law, Landlord shall not be liable to Tenant or any of his agents, employees, guests, or invitees on account of any loss, damage, or injury suffered by any of them due to any defect or failure in the Demised Premises or the real property of which they are a part, whether or not resulting from C2(iC. Landlord's fault or negligence, inGailure of any part of the heating, air conditioning, ventilating, plumbing or electrical systems or any appurtenance to the Demised Premises such as stairways, halls, and elevators. In no event shall Landlord be liable to Tenant or any other party for any remote, incidental, or consequential damages to person or property resulting from any condition in the Demised Premises or the real property of which they are part or any act or omission by Landlord or any other party.

17.

SNOW and ICE REMOVAL: The Landlord shall remove of snow and ice from the entrance areas into the office and garage and the areas between the office, garage and the areas to be plowed by the landlord, including the tenant's parking space. The landlord shall supply the plowing of the travelled lanes to the premises, and, if the spaces are unoccupied, the parking areas used by the tenant. The Tenant shall remove the snow and ice to the entranceways to its bleased building . (the door into the building).

MAINTENANCE OF PREMISES

18.

Tenant's Duty of Maintenance and Repair: The Tenant agrees to maintain the leased premises in the same condition as they are at the commencement of the term or as they may be put in during the term of this Lease, reasonable wear and tear excepted, and, whenever necessary, to replace plate glass and other glass therein, acknowledging that the leased premises are now in good order and the glass whole.

19.	Tenant's Specific Duties: The Tenant shall keep Demised Premises in a neat, clean, sanitary condition, and shall keep in good repair.
20.

Tenant's Covenants Not to Permit Waste and Nuisance: The Tenant shall not injure, overload, or deface said premises or building, nor permit on said premises any auction sale or any inflammable liquids or chemicals, nor permit any nuisances or the emission therefrom of any objectionable noise or odor, nor permit any use of said premises which is improper, offensive, contrary to law or ordinance or liable to invalidate or increase the premium of any insurance on the Landlord's buildings or their contents, or liable to render necessary any alterations or additions to said buildings, nor make or suffer any waste of the premises, nor solicit trade by sounds audible outside the Demised Premises. Notwithstanding the above, the Landlord acknowledges that from time to time the Tenants may use certain substances that are not permitted under this paragraph because of the nature of the Tenants business. In the event that the Tenant uses any hazardous waste, materials or flammable liquids or chemicals, then Tenant shall comply with all existing laws in order to control and contain said substances at Tenants own cost and expense. Tenant agrees not to store any hazardous materials in demised premises.

21.

Rubbish Removal and Cleanliness: The Tenant shall take particular effort to maintain the exterior of the premises in a clean, neat, sanitary and orderly condition. The Tenant shall remove, at least weekly, at its own expense, all rubbish and trash from the Demised Premises. The Tenant shall maintain and keep the Demised Premises in a neat, clean, sanitary condition.

The Tenant shall obtain written consent of Landlord before erecting any signs, and shall comply with all existing municipal ordinances and by-laws.

22.

Landlord's Duty: Landlord shall keep in reasonably good order and repair as the same are being constructed or may be put in during the continuance of this term, or any extension thereof, damage by fire or unavoidable casualty, reasonable usage, wear and tear only excepted, the following portions of the Demised Premises: foundation, roof, structural columns and beams, common areas, and the exterior walls. All pipes, wiring and ducts within the walls and out of reach of the Tenant is the responsibility of the Landlord. Any repairs or replacements due to the nature of the requirements of the Tenant's business shall be the Tenant's responsibility.

Landlord shall not be required to make repairs to any of the above-described portions of the Demised Premises necessitated by act, default, or negligence of Tenant's officers, agents, and employees, or those of its sublessee, licensees, concessionaires, or other occupants of Demised Premises.

23.

Notice to Remedy: The Tenant, when given notice by the Landlord that any breach of the aforementioned conditions is occurring, shall remove or control the same within five (5) days thereafter, and, if any such condition is not so remedied, then the Landlord may, at his discretion, either cure such condition and add any cost and expense incurred by the Landlord therefore to the next installment of rent due under this Lease, and the Tenant shall then pay such amount as additional rent hereunder, or the Landlord may treat such failure on the part of the Tenant to remedy such condition as a material default of this Lease on the part of the Tenant hereunder.

24.

The above-described procedures shall be applicable for the Tenant if the Landlord does not control or remove any breach of his aforementioned obligations and the Tenant may deduct any cost and expense incurred from the next installment of the rent due under this Lease.

ALTERATIONS-ADDITIONS

25.

The Tenant shall not make structural alterations or additions to the leased premises, but may make non-structural alterations provide the Landlord consents thereto in writing. All such allowed alterations shall be at Tenant's expense and shall be in quality at least equal to the present construction. Tenant shall not permit any mechanics' liens, or similar liens, to remain upon the leased premises for labor and material furnished to Tenant or claimed to have been furnished to Tenant in connection with work of any character performed or claimed to have been performed at the direction of Tenant and shall cause any such lien to be released of record forthwith without cost to Landlord.

The Tenant can create new office spaces within the building that is part of the demised premises, at its cost and expense, and with the approval of the landlord, which shall not unreasonably be witheld. All improvements shall become part of the demised premises.

RESTRICTION ON TRANSFER

26.

Tenant shall not transfer, sublet, assign, hypothecate, or otherwise alienate this Lease or the whole or any part of Tenant's interest in and to the Demised Premises, nor shall Tenant grant to any person any license to use the whole or part of the Demised Premises without Landlord's prior written consent, which shall not unreasonably be withheld. Notwithstanding such consent, Tenant shall remain liable to Landlord for the payment of all rent and for the full performance of the covenants and conditions of this Lease.

FIRE, CASUALTY EMINENT DOMAIN

27.

Should twenty five (25%) percent or more of the Demised Premises, or of the property of which they are a part, be destroyed or damaged by fire or casualty, or be taken by eminent domain, either the Landlord or Tenant may elect to terminate this Lease. When such fire, casualty, or taking renders the leased premises unsuitable for their intended use, a just and proportionate abatement of rent shall be made, and the Tenant may elect to terminate this lease if:

A.	The Landlord fails to give written notice within sixty (60) days of intention to restore leased premises; or
B.	The Landlord fails to restore the leased premises to a condition substantially suitable for their intended use within one hundred twenty (120) days of said fire, casualty, or taking.

The Landlord reserves and the Tenant grants to the Landlord, all rights which the Tenant may have for damages or injury to the leased premises for any taking by eminent domain, except for damage to the Tenant's property or equipment.

LANDLORD'S ACCESS

28.

The Landlord or agents of the Landlord may, at reasonable times, enter to view the leased premises and may remove illegal placards and signs, not approved and affixed as herein provided, and make repairs and alterations as Landlord should elect to do and may show the leased premises to others, and at any time within three (3) months before the expiration of the term, may affix to any suitable part of the leased premises a notice for letting or selling the leased premises or property of which the leased premises are a part and keep the same so affixed without hindrance or molestation.

SUBORDINATION

29.

This Lease shall be subject and subordinate to any and all mortgages, deeds of trust and other instruments in the nature of a mortgage, now or at any time hereafter, a lien or liens on the property of which the leased premises are a part. This article shall be self-operative and no further instrument of subordination shall be required by any mortgagee. In confirmation of such subordination, the Tenant shall, when requested, promptly execute and deliver such written instruments as shall be necessary to show the subordination of this Lease to said mortgages, deeds, trusts, or other instruments in the nature of a mortgage.

SURRENDER

30.A.The Tenant shall at the expiration or other termination of this Lease remove all Tenant's goods and effects from the leased premises, (including, without hereby limiting the generality of the foregoing, all signs and lettering affixed or painted by the Tenant, either inside or outside the leased premises ). The Tenant shall deliver to the Landlord the leased premises and all keys, locks thereto, and other fixtures connected therewith and all alterations and additions made to or upon the leased premises, in the same condition as they were at the commencement of the term, or as they were put in during the term hereof, reasonable wear and tear excepted. In the event of the Tenant's failure to remove any of Tenant's property from the premises, Landlord is hereby authorized, without liability to Tenant for loss or damage thereto, and at the sole risk of Tenant, to remove and store any of the property at Tenant's expense, or to retain same under Landlord's control or to sell at public or private sale, without notice any or all of the property not so removed and to apply the net proceeds of such sale to the payment of any sum due hereunder, or to destroy such property.

B.Tenant shall not store any hazardous waste or substances.

31.

The Tenant shall be under the duty to restore the leased premises at the expiration or other termination of this Lease in as good order, condition, and state or repair as they were at the commencement of the term, or as they were put in during the term thereof.

DEFAULT AND BANKRUPTCY

In the event that:

22.a.The Tenant shall default in the payment of any installment of rent or other sum herein specified, and such default shall continue for ten (10) days after written notice thereof; or

23.b.If the tenant should default in the observance or performance of any other of the Tenant's covenants, agreements, or obligations hereunder; and such default shall not be corrected within ten (10) days after written notice thereof; the Tenant shall be considered in default under the terms of this lease; or

24.c.The Tenant shall commit any act of bankruptcy or be declared bankrupt or insolvent according to law, or if any assignment shall be made of its property for the benefit of creditors, or if any proceedings, including, without limitation, proceedings for reorganization or for an "arrangement," shall be commenced by or against Tenant under any bankruptcy or insolvency law now or hereafter enacted, and the same shall not be dismissed within thirty (30) days from the time of commencement; or

25.d.A petition is filed by the Tenant or any guarantor of the Tenant, or any creditor of the Tenant, for adjudication as a Bankrupt, or an arrangement under any Bankruptcy Act as is then in force; or

26.e.f a receiver, guardian, conservator, trustee or assignee or any similar office or person shall be appointed to take charge of all or any part of Tenant's property; or

27.f.If any court shall enter an order with respect to Tenant providing for the modification or alteration of the rights of creditors; or

28.g.If the Demised Premises shall be taken on execution or by other process of law against the Tenant; or

29.h.The leased premises become vacant or deserted for a period of thirty (30) days:

30.

Then, and in any of the said cases, notwithstanding any license, or any former breach of covenant or waiver of the benefit thereof, or consent in a former instance, Landlord shall have the right at his election at any time, provided the breach continues and the Tenant neglects or refuses to cure the same, either:

31.(1)To give Tenant written notice of Landlord's intention to terminate this Lease on the date of such notice or on any later date specified therein, and on the date specified in such notice Tenant's right to possession of the Demised Premises shall cease and this lease shall thereupon be terminated: or

32.(2)Without demand or notice, to re-enter and take possession of Demised Premises or any part thereof in the name of the whole and repossess the same as of Landlord's former estate and expel Tenant and those claiming through or under Tenant and remove the effects of both or either (forcibly if necessary) without being deemed guilty of any manner of trespass and without prejudice to any remedies for arrears of rent or preceding breach of covenants.

33.

Should Landlord elect to re-enter as herein provided, or should Landlord take possession pursuant to legal proceedings or pursuant to any notice provided for herein or by law, Landlord may either terminate this Lease, or from time to time, without terminating this Lease, relet the premises or any part thereof for such term or terms, which may be for a period extending beyond the term, or subsequent renewals, of this Lease, and at such rental or rentals and upon such other terms and conditions as Landlord may deem advisable, with the right to make alterations and repairs to the premises. No such re-entry or taking of possession of the Demised Premises by Landlord shall be construed as an election on Landlord's part to terminate this Lease unless a written notice of such intention is given to Tenant, or unless the termination thereof be decreed by a court of competent jurisdiction.

34.

Tenant covenants in case of termination or repossession to indemnify Landlord against all loss or rent and all costs, including, but not limited to, reasonable attorneys' fees, brokerage commissions, fees and costs for reletting, and any expenditures or obligations incurred in instituting, prosecuting, or defending any action or proceeding, which Landlord may incur by reason of such termination or repossession during the residue of the time first above specified for the duration of said term or any extension thereof.

35.

Landlord's Default: Except for breach by Landlord of the covenant of quiet enjoyment, Landlord shall not be deemed to be in default in the performance of any of its obligations hereunder unless it shall fail to perform such obligations and such failure shall continue for a period of thirty (30) days or such additional time as is reasonably required to correct any such default after written notice has been given by Tenant to Landlord specifying the nature of Landlord's alleged default.

36.

No Accord and Satisfaction: No acceptance by Landlord of a lesser sum than the Fixed Rent, Additional Rent, or any other charge then due shall be deemed to be other than on account of the earliest installment of such rent or charge due, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as rent or other charge be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord's right to recover the balance of such installment or pursue any other remedy in this Lease provided.

COVENANT OF QUIET ENJOYMENT

37.

Landlord agrees that, upon Tenant paying the rent and performing and observing the terms, provisions, conditions and covenants on its part to be performed and observed, Tenant shall, and may, peaceably and quietly have, hold, and enjoy Demised Premises without any manner of hindrance or molestation from Landlord or anyone claiming under Landlord, subject, however, to the terms of this Lease and any instruments having a prior lien.

MISCELLANEOUS PROVISIONS

38.

The words "Landlord" and "Tenant" and the pronouns referring thereto, as used in this Lease, shall mean, where the context requires or admits, the persons or entities named herein as Landlord and as Tenant, respectively, and their respective heirs, legal representatives, successors, and assigns, irrespective of whether singular or plural, masculine, feminine or neuter. Except as otherwise provided herein, the agreements and conditions in this Lease contained on the part of Landlord to be performed and observed shall be binding upon Landlord and his heirs, legal representatives, successors, and assigns and shall inure to the benefit of Tenant and its successors and assigns and shall inure to the benefit of Landlord and his heirs, legal representatives, successors and assigns.

39.

It is agreed that, if any provision of this Lease shall be determined to be void by any court of competent jurisdiction, then such determination shall not affect any other provisions of this Lease, all of which other provisions shall remain in full force and effect; and it is the intention of the parties hereto that, if any provisions of this Lease are capable of two constructions, one of which would render the provision void and the other of which would render the provision valid, then the provision shall have the meaning which renders it valid.

WAIVERS

40.

Failure of Landlord or Tenant to complain of any act or omission on the part of the other, no matter how long the same may continue, shall not be deemed to be a waiver by Landlord or Tenant of any of its rights hereunder. No waiver by Landlord or Tenant at any time, express or implied, of any breach of any provision of this Lease shall be deemed a waiver of a breach of any other provisions of this Lease or a consent to any subsequent breach of the same or any other provision. If any action by Tenant shall require Landlord's consent or approval, Landlord's consent to or approval of such action on any one occasion shall not be deemed a consent to or approval of said action on any subsequent occasion or a consent to or approval of any other action on the same or any subsequent occasion. Any and all rights and remedies which Landlord or Tenant may have under this Lease, or by operation of law, either at law or in equity, upon any breach, shall be distinct, separate, and cumulative and shall not be deemed inconsistent with each other; and no one of them, whether exercised by Landlord or Tenant or not, shall be deemed to be in exclusion of any other; and any two or more of all such rights and remedies may be exercised at the same time.

41.

In the event either party hereto shall be delayed or hindered in or prevented from the performance of any act required hereunder by reason of strikes, lockouts, labor troubles, inability to procure materials, failure of power, restrictive governmental laws or regulations, riots, insurrection, war or other reason of a like nature, not the fault of the party delayed in performing work or doing acts required under the terms of this Lease, then performance of such act shall be excused for the period of the delay and the period for the performance of any such act shall be extended for a period equivalent to the period of such delay.

42.	Tenant shall not record this Lease, but Landlord shall execute a notice thereof suitable for recording and record said notice.

RIGHTS AND REMEDIES

43.

The granting herein to Landlord or Tenant, or the exercise by Landlord or Tenant, of any right or remedy, or of any alternative rights or remedies, shall not affect or prejudice any other rights or remedies that Landlord and Tenant may have.

NOTICES

44.

All notice which it may be necessary or proper for either Landlord or Tenant to give or deliver to the other shall be sent and shall be deemed given when sent by registered mail, return receipt requested, if to:

Landlord:	Attn: Leonard Linquata Hovey Realty Corporation Seven Seas Wharf

63 Rogers Street

Gloucester, MA 01930

Tenant:	Cazeault Solar & Home LLC

2071 Main Street

Brewster, Mass 02631

ENTIRE AGREEMENT

29.

This Lease shall constitute the only agreement between the parties relative to Demised Premises, and no oral statements and no prior written matter not specifically incorporated herein shall be of any force or effect. In entering into this Lease, the Tenant relies solely upon the representations and agreements contained herein. This agreement shall not be modified except by writing executed by both parties.

30.	This lease is executed in duplicate by the parties thereto and each such fully executed copy shall be deemed an original.
31.	This agreement shall bind and inure to the benefit of Landlord and Tenant and their respective heirs, executors, administrators, successors, and assigns.

IN WITNESS WHEREOF, the parties hereunto duly authorized, set their hands and seals in duplicate this 31st  day of October, 2015

Hovey Realty Corporation	Tenant:

/s/Leonard M. Linquata	/s/Timothy J Sanborn
Leonard M. Linquata, President	Timothy J Sanborn, as Real Estate
Manager for Cazeault Solar & Home LLC

/s/Russell S Cazeault
Russell S Cazeault, Real Estate
Manager for Cazeault Solar & Home LLC

COMMONWEALTH OF MASSACHUSETTS
Essex, ss

On this 1)'15\/ day of October, 2015 before me the undersigned notary public, personally appeared Leonard M. Linquata, proved to me through satisfactory evidence of identification, which were his driver's license(s)/personal knowledge, to be the person whose name is signed on the preceding or attached document and acknowledged to me that he/she signed it voluntarily for its stated purpose.

/s/Kendra Hardy
Notary Public
My commission expires: 6/23/19

COMMONWEALTH OF MASSACHUSETTS

Essex, ss

On this -7-3 day of October, 2015, before me the undersigned notary public, personally appeared Timothy J Sanborn, as real estate manager for Cazeault Solar & Home LLC proved to me through satisfactory evidence of identification, which were his driver's license(s)/personal knowledge to be the person whose name is signed on the preceding or attached document and acknowledged to me that he/she signed it voluntarily for its stated purpose for and behalf of Cazeault Solar & Home LLC.

/s/Kendra Hardy
Notary Public
My commission expires: 6/23/19

MAPLEWOO0 CUTTER, LLC	105 MAPLEWOO0 AVE.	GLOUCESTER MA 01930

Cazeault Solar & Home, LLC

103 Maplewood Ave
Gloucester MA 01930

June 8, 2022

To: Russell Cazeault and Timothy Sanborn,

It has been three years since your last rent increase and due to rising costs we feel that we have to raise your rent to $15,900 annually. This should be paid monthly in installments of $1,325 due the 15th of the month. This will take effect as of 7/15/2022.

We hope you understand, and we value you as a tenant.

Please let me know you have received this notification, via email at cboutilier@strongleather.com

Thank you for your attention to this.

Best Regards,

Claire Boutilier
Controller

978-879-1093

Maplewood Cutter, LLC

Cc; Rich Cutter, Brian Cutter